Exhibit 10.1

November 21, 2007

Mr. Danny L. Wiginton
President and CEO
Commonwealth Savingshares Corporation

Re:           Proposed Business Combination with Commonwealth Savingshares Corporation

Dear Mr. Wiginton:

This letter (“Letter of Intent”) is being written to you in your capacity as President, Chief Executive Officer and sole shareholder of Commonwealth Savingshares Corporation (“CSC”), a Delaware corporation and registered thrift holding company, and the parent company of SOUTHBank, a Federal Savings Bank with its main office in Huntsville, Alabama (the “Bank”).  The purpose of this binding Letter of Intent is to settle the civil action styled Corinthian Mortgage Corporation v. Summit Financial LLC et al., Chancery No. 187513 (the “Litigation”) and to set forth an expression of the basis upon which each party is presently prepared to consider and negotiate a proposed transaction whereby Summit Financial Group, Inc. (“Summit”) may acquire CSC in exchange for the consideration and on the basic terms and conditions set forth below:

1.           Structure of the Transaction.  The transaction will be structured as a merger constituting a tax-free reorganization within the meaning of Section 368 (a) of the Internal Revenue Code pursuant to which all of the shares of CSC will be exchanged for a combination of shares of common stock of Summit and cash (hereinafter referred to as the “Transaction”). Prior to or contemporaneously with the Closing, CSC and Wiginton shall be entitled to accomplish a reorganization, spin-off or other distribution so as to retain the assets listed on Exhibit A hereto.  In addition, the Agreement will contain a royalty-fee license for use of the name “SOUTHBank” with respect to the operations retained by Wiginton and, in the event that Summit ceases to use such name, it will transfer such name to Wiginton.

2.           Execution of Definitive Agreement.  Summit, Wiginton and CSC will negotiate in good faith to enter into a definitive merger agreement (the “Agreement”) setting forth in detail the terms and conditions governing this Letter of Intent.  Among other things, the Agreement will provide for restrictions that will be placed on Wiginton’s rights as a shareholder of Summit, including, but not limited to, Wiginton’s voting rights and rights to seek a seat on Summit’s Board of Directors.

3.           Consideration.  The Agreement will provide that the shares of CSC common stock will be exchanged for aggregate consideration of $52.5 million (the “Purchase Price”), which sum includes the consideration received by Summit from Federal Insurance Company to assist in settling the Litigation (but if such consideration is not received from Federal Insurance Company, it shall not reduce the Purchase Price).  The Purchase Price shall be payable in a combination of stock and cash at Closing (as defined herein).  The combination of stock and cash shall be no less than fifty percent stock and fifty percent cash, and no greater than sixty percent stock and forty percent cash.

4.           Closing and Closing Date.  The closing (the “Closing”) of the Transaction shall occur on the soonest possible date following the receipt of all necessary regulatory approvals and the expiration of any mandatory regulatory waiting periods.

5.           Regulatory and Corporate Approvals.  This Letter of Intent is expressly conditioned on the receipt of approval of the Executive Committee of Summit and the Board of Directors of Corinthian Mortgage Corporation and CSC within five (5) days of execution of this Letter of Intent, and the Agreement is expressly conditioned upon approval of the Board of Directors of Summit and CSC.  The Agreement will provide that the acquisition of the common stock of the CSC will be conditioned upon the prior receipt of all necessary regulatory and corporate approvals on terms and conditions satisfactory to Summit, Wiginton, and CSC.  In the event regulatory approval is not received, then Summit will be required to make the alternative cash payment described in Section 10 below.  Summit, CSC and Wiginton agree that regulatory approval will not be deemed to have been received if a regulatory agency imposes a material condition on its approval, which condition will have a material impact on either CSC, Wiginton or Summit.  Summit, CSC, and Wiginton will cooperate and aid each other in preparation of any regulatory applications or notices, and further agree to provide the other party with access to any records or information reasonably necessary or which is required to be included in such applications or notices, or that is required or requested by any such regulatory authority.

6.           Put and Call.  Wiginton may elect to sell any shares of stock back to Summit anytime and from time to time between 3 to 5 years from issuance for the Per Share Guaranteed Return Price, and in such case Summit shall purchase such shares.  Similarly, Summit will have the right to repurchase the shares anytime and from time to time between 3 to 5 years from the date of issuance for the Per Share Guaranteed Return Price, and, in such case, Wiginton shall sell such shares.  The “Per Share Guaranteed Return Price” shall mean the sum of (i) per share price assigned as the value of the common stock of Summit for purposes of determining the consideration payable in Summit stock with respect to the acquisition of CSC (the “Per Share Closing Price”), plus (ii) interest at the Interest Rate on the Per Share Closing Price from the Closing Date until the date cash payment is made.  The term “Interest Rate” shall mean eleven percent (11%) per annum, multiplied by a fraction, the numerator of which shall be the PE Ratio of the Peer Group as of the Closing Date and the denominator of which shall be the PE Ratio of the Peer Group as of the date of the exercise of the put or call; provided, however, that in no event shall the Interest Rate be more than thirteen percent (13%) or less than nine percent (9%). The Peer Group shall be a group of financial institutions acceptable to the parties and established in the Agreement.

7.           Right of First Refusal.  For a period of five years from the Closing Date, Summit will have the right of first refusal to purchase any shares that Wiginton wishes to sell on the open market.

8.           Subsequent Sale of CSC.  If Summit elects to sell any or all of the assets of CSC or the Bank within a period of 3 years from the date of acquisition, any profit in excess of 10% (annualized) shall be paid 50% to Wiginton and 50% to Summit.

9.           Transfer of Summit Shares by Wiginton.  Wiginton will have the right to transfer shares to a trust, limited partnership or other entity for the benefit of the members of his immediate family or to members of his immediate family under the same terms and conditions stated herein, which transfer shall not give rise to a right of first refusal of Summit.  Certificates for all shares held by Wiginton, any trust or immediate family member will contain a legend indicating they are subject to the same stock transfer restrictions as applicable to Wiginton.  Shares of stock issued to Wiginton cannot be registered in nominee or broker name, but must be held in his name or the name of the trust or family member owning the shares.

10.           Cash Alternative.  At any time prior to the execution of the Agreement, Summit, Wiginton, and CSC shall each have the right in its or his sole discretion to choose not to pursue the acquisition of CSC by Summit and to terminate, subject to the payments required under this Section 10, this Letter of Intent.  In such case, Summit shall pay or cause to be paid, within twenty (20) days thereafter to Corinthian, CSC and Wiginton the total sum of $10.5 million as consideration (i) for settling the Litigation and (ii) as a break-up fee.  After execution of the Agreement, should any regulatory body whose approval is required by law not approve this acquisition or should the Agreement be terminated for any reason whatsoever, including without limitation, as a result of the breach of the Agreement by any party, Summit shall pay, or cause to be paid within twenty (20) days thereafter, to Corinthian, CSC and Wiginton  the total sum of $10.5 million as consideration (i) for settling the Litigation and (ii) as a break-up fee. If either Summit, CSC or Wiginton chooses not to pursue the acquisition and Summit pays the total sum of $10.5 million to Wiginton, Corinthian or CSC, or if regulatory approval is not received and Summit pays the total sum of $10.5 million to Wiginton, Corinthian and CSC, then in both events, each of the parties shall pay their respective legal fees and expenses. For purposes of this Section, Summit, CSC and Wiginton agree that regulatory approval will not be deemed to have been received if a regulatory agency imposes a material condition on its approval, which condition will have a material impact on either CSC, Wiginton, the Bank, or Summit.  In the event either party breaches the Agreement and Summit is required to pay the total sum of $10.5 million dollars, the parties acknowledge and agree that such payment is consideration for the settlement of the Litigation and does not affect or alter in any way the ability of either party to pursue its contractual rights and remedies under the Agreement.  The parties further acknowledge and agree that the $10.5 million payment includes consideration received from Federal Insurance Company to assist in settling the Litigation (but if such consideration is not received, it shall not reduce the $10.5 million payment).

11.           Fees and Expenses.  The Agreement will provide that Summit, CSC, Corinthian, and the Bank will each pay their respective legal fees and expenses in connection with the Transaction, including if the Transaction does not close because of a failure to receive regulatory approval.

12.           Representations, Warranties and Covenants.  The Agreement will contain such mutual representations, warranties and covenants as are customary or appropriate for a transaction of this nature, including but not limited to a representation that there has been no material adverse change to the respective business, operations or financial condition of Summit, CSC or the Bank.  The representations and warranties will survive the Closing for a period of one (1) year, except for any representations and warranties relating to Corinthian Mortgage Corporation, which shall survive three (3) years.

13.           Indemnification. Except for indemnification obligations relating to Corinthian Mortgage Corporation (which shall survive for three (3) years), the Agreement will provide for reciprocal indemnification obligations between the parties for a period of one (1) year following the Closing.  The Agreement will provide that Wiginton and CSC will indemnify and hold Summit harmless for any damages or loss of any nature relating to, resulting from or arising out of the operation or ownership of Corinthian Mortgage Corporation for a period of three (3) years. Notwithstanding anything to the contrary, in no event shall Wiginton’s, CSC’s or Summit’s aggregate liability for indemnification exceed $2.5 million (which limitation as to Summit shall not apply to failure to pay the Purchase Price, the Per Share Guaranteed Return Price or the payments under Section 8 hereof).  Notwithstanding anything to the contrary, in no event shall Wiginton, the Bank or CSC provide any indemnification under the Agreement whatsoever with respect to any matters arising out of any claims Corinthian may have whether asserted or not against ChoicePoint Precision Marketing, LLC (now Inc.) or its officers, directors, employees, agents, subsidiaries, parents, affiliated entities, successors, and assigns.

14.           Public Disclosure.  Neither Summit nor Wiginton nor CSC will make any press release or other public disclosure concerning this Transaction without the prior written consent of the other parties to this Letter of Intent; provided, however, that notwithstanding the foregoing, Summit, Wiginton and CSC will be permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable law or regulations or that may be necessary to obtain regulatory approval for the Transactions.

15.           Confidentiality.  Except as may be required by applicable law or regulation or as may be necessary to obtain regulatory approval of the Transaction contemplated by this Letter of Intent, Summit, CSC and Wiginton will treat as confidential any information (the “Information”) related to the Transaction described herein obtained from Summit, CSC or Wiginton, as applicable. Summit, CSC, and Wiginton will use the Information, and not disclose it to others, except its employees, advisors, directors and agents, expressly for the purposes of evaluating the potential of consummating the Transaction proposed herein. The information may be shared with potential purchasers of any or all of the assets of CSC provided any potential purchaser agrees to be bound by this provision. The term “Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public, (ii) was available on a nonconfidential basis from a source other than Summit, or, or (iii) was independently acquired or developed without violating any laws or obligations of this Letter of Intent.

16.           Further Cooperation.  Summit, CSC and Wiginton hereby agree to cooperate and work together in providing any information required by either party to consummate the Transaction and in negotiating and agreeing upon any other matters that may arise in connection with the preparation of the Agreement.

17.           Amendment, Modification or Extension.  The terms of this Letter of Intent may not be amended, modified or extended, nor may any of its terms be waived, except by a written instrument signed by all of the parties thereto.

18.  Execution of Settlement Agreement and Release.  Upon execution of this Letter of Intent and subject to receipt of satisfactory evidence of the approval of this Letter of Intent by the Executive Committee of Summit and the Board of Directors of Corinthian Mortgage Corporation and CSC within five (5) days of execution of this Letter of Intent, Corinthian, Summit and the individual defendants will execute that certain Settlement Agreement and Release attached hereto as Exhibit B, to which this Letter of Intent shall be attached as Attachment 1.

19.           Binding Provisions. Except for the obligations of the parties set forth in Sections 10, 11, 14, 15 and 18 hereof, this letter is not intended, and shall not be deemed, to create any binding contract or obligation among Corinthian, Summit, Wiginton, CSC or the Bank (and there shall be no obligations whatsoever based on such things as parol evidence, extended negotiations, “hand shakes,” oral understandings or courses of conduct), but only sets forth an expression of the basis upon which each party is presently prepared to consider and negotiate the proposed Transaction; provided, however, notwithstanding the foregoing it is agreed that the Agreement, to the extent executed, will provide for the Purchase Price and the Per Share Guaranteed Return Price set forth in Section 2 and 6 hereof, respectively, and the terms set forth in Section 8.  Neither Corinthian, Summit, Wiginton, CSC nor the Bank shall be bound to consummate the Acquisition unless and until the parties execute and deliver a final, complete and definitive Agreement.

If the foregoing binding Letter of Intent is acceptable to you, please so signify by executing this letter in the space provided below and returning one copy of this letter to the undersigned at the above address.

Very truly yours,

Summit Financial Group, Inc.

By: /s/ H. Charles Maddy, III

Its: President & CEO

AGREED AND ACCEPTED THIS 19th DAY OF November, 2007.

Commonwealth Savingshares Corporation

By:           /s/ Danny L. Wiginton
 Danny L. Wiginton
Its:           President, Chief Executive Officer an
 Sole Shareholder

SOUTHBank, FSB
By:           /s/ Danny L. Wiginton
 Danny L. Wiginton
Its:           President

Corinthian Mortgage Corporation

By:           /s/  Danny L. Wiginton
 Danny L. Wiginton
Its:           President

/s/ Danny L. Wiginton
Danny L. Wiginton

EXHIBIT A

Retained Assets

1.	SOUTHBank – Florida
2.	North Carolina branches and related real estate.
3.	Related company loans (Danny Wiginton)
4.	2nd mortgage receivable from sale of Durham, NC building
5.	Corinthian Mortgage Corporation (with minimum net worth required by investors, FNMA and FHLMC)
6.	REO and other repossessed assets
7.	Assignment of all claims involving Cobb loan
8.	MERS Stock and Membership in the Ritz Carlton Club-Jupiter Florida